EXHIBIT 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 9TH day of December 2003, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Craig A. Davis (the “Executive”).

RECITALS

     A. The Company and Executive are parties to an Employment Agreement, made as of January 1, 2002, pursuant to which the parties agreed that the Company would employ Executive as Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”) through December 31, 2002 and as Chairman, but not CEO, from January 1, 2003, through December 31, 2004 (“Employment Agreement”);

     B. On October 14, 2003, the Board of Directors asked Executive to return to the Company as its CEO and to extend the term of his service up to a period ending on December 31, 2005;

     C. Executive is willing to return to the Company as its CEO and to continue his employment on the terms and conditions set forth in this Amendment Agreement; and

     D. The Company and Executive are also parties to an Amended and Restated Severance Protection Agreement made as of January 1, 2002 (the “SPA”). The Company and Executive wish to conform the termination date of the SPA with the termination date of Executive’s Employment Agreement.

     THE PARTIES AGREE as follows:

     1.1 Position and Term of Employment. Executive’s employment hereunder shall commence as of January 1, 2002, and shall end December 31, 2005, unless terminated sooner pursuant to Section 7 of this Agreement or extended by the mutual agreement of the parties. Executive shall be employed as Chairman of the Board of Directors and Chief Executive Officer of the Company and shall devote his full business time, skill, attention and best efforts in carrying out his duties and promoting the best interests of the Company. Executive shall also serve as a director and/or officer of one or more of the Company’s subsidiaries as may be requested from time to time by the Board of Directors. Subject always to the instructions and control of the Board of Directors of the Company, Executive shall report to the Board of Directors of the Company and shall be responsible for the control, supervision and management of the Company and its business affairs.

     Executive shall not at any time while employed by the Company or any of its affiliates (as defined in the Amended and Restated Severance Protection Agreement between the Company and Executive dated as of January 1, 2002, (the “SPA”), incorporated in this Agreement by this reference), without the prior consent of the Board of Directors, knowingly acquire any financial interests, directly or indirectly, in or perform any services for or on behalf of any business, person or enterprise which undertakes any business in substantial competition with the business of the Company and its affiliates or sells to or buys from or otherwise transacts business with the Company and its affiliates; provided that Executive may acquire and own not more than five percent (5%) of the outstanding capital stock of any public corporation which sells or buys from or otherwise transacts business with the Company and its affiliates, and he may continue to serve as a member of the Board of Directors of Glencore International AG.

     1.2 Goals. In addition to the responsibilities generally described in Section 1.1, Executive shall use his best efforts to complete one or more Company transforming transactions, to successfully integrate any businesses acquired in connection with any such Company transforming transaction and to complete the search for a successor Chief Executive Officer.

     2.1 Base Salary.

          (a) (i) Effective as of October 1, 2003, Executive shall be paid an initial salary at the monthly rate of $65,000, which shall be paid in accordance with the Company’s normal payroll practice with respect to salaried employees, subject to applicable payroll taxes and deductions (the “Base Salary”). Executive’s Base Salary shall be subject to review and possible change in accordance with the usual practices and policies of the Company. However, Executive’s base annual salary shall not be reduced to less than $780,000.

               (ii) If for any reason other than Executive’s voluntary resignation, his death, or termination for cause pursuant to Section 7(c), Executive does not continue to be employed by the Company, Executive shall continue to receive an amount equal to his then current Base Salary plus an annual performance bonus equal to the highest annual bonus payment Executive has received in the previous three years (“Highest Annual Bonus”) for the then remaining balance of the term of this Agreement. In no event shall such payment be less than one year’s Base Salary plus

Highest Annual Bonus. The foregoing amounts shall be paid to Executive over the remaining term of this Agreement or one year (whichever is applicable) in accordance with the Company’s payroll and bonus payment policies. Notwithstanding the foregoing, no payments under this subparagraph (ii) shall be made if the Company makes all payments to Executive required to be made, if any, under the SPA in the event of a Change in Control (as defined in the SPA).

          (b) If Executive resigns voluntarily or ceases to be employed by reason of his death or by the Company (or any affiliate) for cause as described in Section 7(c) of this Agreement, all benefits described in Sections 2 and 4 hereof shall terminate (except to the extent previously earned or vested).

          (c) If Executive’s employment shall have been terminated as a result of Executive’s disability pursuant to Section 7(b), the Company shall pay in equal monthly installments for the then remaining balance of the term of this Agreement or one year, whichever is greater, to Executive (or his beneficiaries or personal representatives, as the case may be) disability benefits at a rate per annum equal to one hundred percent (100%) of his then current Base Salary, plus amounts equal to the Highest Annual Bonus, less payments and benefits, if any, received under any disability plan or insurance provided by the Company and less any “sick leave” payments received from the Company for the applicable period.

     2.2 Bonuses.

          (a) Retention Bonus. Subject to Executive fulfilling his commitments to the Company under this Agreement, he shall be paid a retention bonus payment in cash at the end of 2005, or earlier as determined by the Committee, in an amount equal to one year’s base pay at the annual rate then in effect for him.

          (b) Success Bonus. Executive shall be eligible to receive a success bonus in an amount determined by the Committee at its discretion, payable at the end of 2005, or the beginning of 2006, if the Company has accomplished one or more transactions which have “transformed” the Company. The success bonus is intended to reflect Executive’s contribution toward accomplishing the transforming transactions. In considering such a success bonus, the Committee may take into consideration, among other things, the following:

•	The strategic importance of the transaction(s);

•	The Committee’s assessment of the success of the transactions taken as a whole;

•	The increase in the Company’s market capitalization;

•	The contribution to the Company’s cash flow, earnings and EPS;

•	The impact on the Company’s debt/equity ratio,

•	The dilutive effect of the transaction(s) on Executive’s equity in the Company;

•	The increase in the Company’s net worth; and

•	The degree to which the accomplishment of the transaction(s) had already been recognized in bonuses paid to Executive under the Performance Plan described in Subsection (c) below.

Any success bonus payment would be payable in a combination of Century stock and cash, in a proportion to be determined by the Committee at the time of the award. If requested to do so by the Executive, the Committee may also consider deferring any part of the cash award. In determining the composition of the award, the Committee will take into account that the cash portion should be of sufficient size to enable Executive to pay taxes on that portion of the award which was then taxable.

          (c) Executive shall be eligible for an annual performance bonus in amounts between 0 and 150 percent of his Base Salary upon achievement by the Company of targets as determined by the Committee.

     2.3 Expenses. The Company shall pay or reimburse Executive in accordance with the Company’s normal practices any travel, hotel and other expenses or disbursements reasonably incurred or paid by Executive hereunder in connection with the services performed by Executive, in each case upon presentation by Executive of itemized accounts of such expenditures or such other supporting information as the Company may require.

     3.1 Incentive Plan. Executive shall be eligible for option grants and performance share unit awards under the Company’s 1996 Stock Incentive Plan (the “Plan”), and the Guidelines adopted to implement the Plan.

     3.2 Effect of Termination of Employment or Change in Control.

          (a) If Executive shall resign voluntarily or cease to be employed by the Company (or an affiliate) for cause as described in Section 7(c) of this Agreement,

except as provided in the SPA, all benefits described in Section 3 hereof shall terminate (except to the extent previously earned or vested and, if Executive retires, those which may become vested upon retirement pursuant to the terms of the Guidelines).

          (b) If Executive dies or becomes disabled, all options which have not vested will accelerate and vest immediately, and, in the event of Executive’s death, all option rights will transfer to Executive’s representative. If Executive’s employment terminates by reason of death or disability, Executive or Executive’s representative may exercise all unexercised options within three years after such death or disability or the expiration date of the option, whichever is sooner.

          (c) If Executive dies, becomes disabled or retires, performance shares units awarded to such Executive pursuant to the Guidelines shall vest, be valued and awarded pursuant to the terms of such Guidelines.

          (d) If there is a Change in Control, then all options and performance share units that have not vested will accelerate and vest immediately. Performance share units awarded to Executive pursuant to the Guidelines shall be valued at 100 percent as though the Company had achieved its target for each relevant plan period. The Executive shall be entitled to receive one share of the Company’s common stock upon the vesting of each Performance Share. The Executive shall have the right to require the Company to purchase, for cash, and at fair market value, any shares of stock purchased upon exercise of any option or received upon the vesting of any Performance Share. (Terms used in this Section, unless defined in this Employment Agreement, are as defined in the SPA.)

     4.1 Other Benefits. Executive shall be entitled to the following:

               (i) To participate in life, medical, dental, hospitalization, disability and life insurance benefit plans made available by the Company to its senior executives and shall also be eligible to participate in existing retirement or pension plans offered by the Company to its senior executives, but, except as otherwise provided in Section 4.1 (ii) or Section 4.2, subject in each case to the terms and requirements of each such plan or program; and

               (ii) Upon his retirement, Executive also shall be entitled to retiree health benefits equivalent to those available as of the date of Executive’s retirement to other senior executive retirees. Executive is 100% vested for retiree health benefits.

     4.2 Retirement Benefits. Notwithstanding any provisions of the Qualified Plan or the Internal Revenue Code of 1986, as at any time amended, and the regulations thereunder (the “Code”), it is the intention of the parties that Executive shall receive, upon his retirement, as an annual retirement benefit from the Company, approximately $695,000, estimated as of the date of this Agreement equal to fifty percent of his final annual compensation (including base pay plus annual cash bonus), of $1,390,000. For purposes of calculating the amount to which Executive would be entitled, it was assumed Executive would provide services through the year 2005. Accordingly, Executive shall be entitled to receive retirement benefits as follows:

          (a) Qualified Plan Benefits. The Executive shall be entitled to receive, upon his retirement as provided for in the Company’s Employees’ Retirement Plan (the “Qualified Plan”), benefits under the Qualified Plan computed as set forth in that plan.

          (b) Supplemental Executive Retirement Benefits. In addition to benefits the Executive is entitled to receive under the Qualified Plan, Executive also shall be entitled to receive Supplemental Executive Benefits as set forth in this Agreement and in the Company’s Supplemental Retirement Income Benefit Plan, adopted as of November 28, 2001, (“SERB Plan”), which SERB Plan is incorporated into this Agreement by this reference. Those benefits are as follows:

               (i) The sum of $200,000 per year. This amount reflects the estimated difference between the amount Executive would receive under the Qualified Plan and the amount he would be entitled to receive had his benefit under the Qualified Plan not been subject to the limitations on benefits and contributions set forth in Sections 401 (a)(17) and 415 of the Code; plus

               (ii) The sum of $425,000 per year, or such lesser amount as may be vested pursuant to Section 4.2 (c) at the time Executive retires or otherwise becomes eligible to receive his Supplemental Retirement Benefits pursuant to the terms of the SERB Plan.

          (c) Vesting. The Supplemental Retirement Benefit described in Section 4.2 (b) (i) shall be vested in its entirety as of the date of this Agreement, and upon the termination of Executive’s employment, he shall be entitled to receive the same as provided in Section 4.2 (d). The Supplemental Retirement Benefit described in Section 4.2 (b) (ii) will vest at 25% per annum beginning on January 1, 2001, except as follows. If, prior to calendar year 2005:

               (i) Executive voluntarily terminates his employment (other than for “Good Reason” as defined in the SPA), then for such calendar year Executive shall vest 25% if such termination occurs after June 30 of such year and 0 percent if termination occurs before June 30 of such year;

               (ii) Executive is terminated for cause, he shall not be entitled to be vested for any interest for the year in which he is terminated;

               (iii) Executive dies or becomes disabled, the Supplemental Retirement Benefit will vest 100 percent upon such event and Executive shall be entitled to receive payments as described in Section 4.2 (d), except that if termination is as a result of disability, and Executive is receiving disability payments from the Company, the Supplemental Retirement Benefit will be reduced so that the combined Supplemental Retirement Benefit and disability benefit shall equal the amount described in Section 4.2 (b) (ii); or

               (iv) There is a Change of Control, and Executive is terminated or resigns for Good Reason in connection therewith, Executive will vest 100 percent immediately upon such termination or resignation.

          (d) Time and Method of Payment of Benefits. Benefit payments under the SERB Plan shall be made to Executive in the same manner as provided under the

Qualified Plans. Except as otherwise provided in the Qualified Plans, no benefits shall be payable hereunder prior to death, disability or termination of employment.

          (e) Prohibition on Assignment. Other than pursuant to the laws of descent and distribution, Executive’s right to benefit payments under this Section 4.2 are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of Executive or Executive’s beneficiary.

          (f) Source of Payments. Subject to Section 10 of the SERB Plan (“Section 10”), all benefits under this Section 4.2 shall be paid in cash from the general funds of the Company, and, except as set forth below, no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder. It is the intention of the parties that the arrangements be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. In the event of a possible Change in Control, and before a Change in Control occurs, the Company shall contribute to the Trust described in Section 10, and in the manner described therein, those amounts necessary to cause the present value of the Trust assets to be no less than the present value of the future benefits payable under the SERB Plan.

          (g) Executive’s Status. Executive shall have the status of a general unsecured creditor of the Company, and the SERB Plan shall constitute a mere promise to make benefit payments in the future.

          (h) Survival of Benefit. The Supplemental Retirement benefits described in this Section 4.2 shall not be reduced during the term of this Agreement or thereafter, and Executive’s rights with respect to these benefits and retiree health benefits described in Section 4.1 (ii) shall survive any termination (or non-renewal) of this Agreement, including, without limitation, a termination pursuant to Section 7(c), or any amendment or termination of the SERB Plan, to the full extent necessary to protect the interests of Executive under this Agreement and under the terms of the SERB Plan.

     5. Confidential Information. Except as specifically permitted by this Section 5, and except as required in the course of his employment with the Company, while in the employ of the Company or thereafter, Executive will not communicate or divulge to or use for the benefit of himself or any other person, firm, association, or corporation without the prior written consent of the Company, any Confidential Information (as defined herein) owned, or used by the Company or any of its affiliates that may be communicated to, acquired by or learned of by Executive in the course of, or as a result of, Executive’s employment with the Company or any of its affiliates. All Confidential Information relating to the business of the Company or any of its affiliates which Executive shall use or prepare or come into contact with shall become and remain the sole property of the Company or its affiliates.

     “Confidential Information” means information not generally known about the Company and its affiliates, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists.

     Executive may disclose Confidential Information to the extent it (i) becomes part of the public domain otherwise than as a result of Executive’s breach hereof or (ii) is required to be disclosed by law. If Executive is required by applicable law or regulation or by legal process to disclose any Confidential Information, Executive will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order.

     Upon request by the Company, Executive agrees to deliver to the Company at the termination of Executive’s employment, or at such other times as the Company may request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) containing Confidential Information that Executive may then possess or have under his control.

     6. Assignment of Patents and Copyrights. Executive shall assign to the Company all inventions and improvements within the existing or contemplated scope of the Company’s business made by Executive while in the Company’s employ, together with any such patents or copyrights as may be obtained thereon, both domestic and foreign. Upon request by the Company and at the Company’s expense, Executive will at any time during his employment with the Company and after termination regardless of the reason therefore, execute all proper papers for use in applying for, obtaining and maintaining such domestic and foreign patents and/or copyrights as the Company may desire, and will execute and deliver all proper assignments therefore.

     7. Termination.

          (a) This Agreement shall terminate upon Executive’s death.

          (b) The Company may terminate Executive’s employment hereunder upon fifteen (15) days’ written notice if in the opinion of the Board of Directors, Executive’s physical or mental disability has continued or is expected to continue for one hundred and eighty (180) consecutive days and as a result thereof, Executive will be unable to continue the proper performance of his duties hereunder. For the purpose of determining disability, Executive agrees to submit to such reasonable physical and mental examinations, if any, as the Board of Directors may request and hereby authorizes the examining person to disclose his findings to the Board of Directors of the Company.

          (c) The Company may terminate Executive’s employment hereunder “for cause” (as hereinafter defined). If Executive’s employment is terminated for cause, Executive’s salary and all other rights not then vested under this Agreement shall terminate upon written notice of termination being given to Executive. As used herein, the term “for cause” means the occurrence of any of the following:

               (i) Executive’s disregard of a direct, material order of the Board of Directors of the Company, the substance of which order is (a) a proper duty of Executive pursuant to this Agreement, (b) permitted by law and (c) otherwise permitted by this Agreement, which disregard continues after fifteen (15) days’ opportunity and failure to cure; or

               (ii) Executive’s conviction for a felony or any crime involving moral turpitude.

          (d) If, in the judgment of the Committee, Executive has fully met the goals set forth in Section 1.2 of this Agreement before December 31, 2005, the Committee, with the consent of Executive, may elect to terminate this Agreement. In such event, the Committee shall have the discretion to retain for Executive’s benefit, to the extent it determines is reasonable, such rights as Executive would have had had he remained employed by the Company through the term of this Agreement.

     8. Additional Remedies. Executive recognizes that irreparable injury will result to the Company and to its business and properties in the event of any breach by Executive of the non-compete provisions of Section 1, the confidentiality provisions of Section 5 or the assignment provisions of Section 6 and that Executive’s continued employment is predicated on the covenants made by him pursuant to such Sections. In the event of any breach by Executive of his obligations under said provisions, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain any such breach by Executive or by any person or persons acting for or with Executive in any capacity whatsoever and other equitable relief.

     9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective legal representatives, successors and assigns. Neither this Agreement nor any of the duties or obligations hereunder shall be assignable by Executive.

     10. Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of California. Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement.

     11. Headings. The paragraph headings used in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or in any way affect the interpretation of this Agreement.

     12. Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement.

     13. Complete Agreement. This Agreement and the SPA embody the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way and neither shall be amended orally, but only by the mutual agreement of the parties in writing, specifically referencing this Agreement or the SPA, as the case may be. To the extent there is an inconsistency between the terms of this Agreement and the terms of the SPA, the Agreement which provides terms most favorable to the Executive shall govern.

     14. Counterparts. This Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same Agreement.

CENTURY ALUMINUM COMPANY

By:	/s/ Gerald J. Kitchen	/s/ Craig A. Davis
Craig A. Davis
Title: Executive Vice President